Exhibit 21.1

Subsidiary	Country of Incorporation
Beloretsk Metallurgical Plant OAO	Russian Federation
Chelyabinsk Metallurgical Plant OAO	Russian Federation
Combinatul de Oteluri Speciale Targoviste S.A. (COST)	Romania
Izhstal OAO	Russian Federation
Korshunov Mining Plant OAO	Russian Federation
Krasnogorsk Open Pit Mine OAO	Russian Federation
Kuzbass Central Processing Plant OAO	Russian Federation
Lenin Mine OAO	Russian Federation
Mechel Coal Resources OOO	Kazakhstan
Mechel Metal Supply Limited	Liechtenstein
Mechel Nemunas	Lithuania
Mechel Trading AG	Switzerland
Mechel Trading House OOO	Russian Federation
Mechel Zeljezara d.o.o.	Croatia
Olzherassk Open Pit Mine OAO	Russian Federation
Port Posiet	Russian Federation
SC Industria Sarmei S.A.	Romania
Siberian Central Processing Plant ZAO	Russian Federation
Sibirginsk Open Pit Mine OAO	Russian Federation
Southern Kuzbass Coal Company OAO	Russian Federation
Southern Urals Nickel Plant OAO	Russian Federation
Tomusinsk Group Processing Plant OAO	Russian Federation
Tomusinsk Open Pit Mine OAO	Russian Federation
Urals Stampings Plant OAO	Russian Federation
Vyartsilya Metal Products Plant ZAO	Russian Federation